Exhibit 10.11

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 16, 2020, between BurgerFi International, Inc. (the “Company”) and Ophir Sternberg (“Executive,” together with the Company, the “Parties” and, each, a “Party”).

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. Employment; Title; Duties and Location. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions set forth herein. During the Employment Period (as defined in Section 2 below), Executive shall serve the Company as Executive Chairman of the Board of Directors and shall report exclusively and directly to the Board of Directors. Executive shall perform the duties con-sistent with Executive’s title and position and such other duties commensurate with such position and title as shall be specified or designated by the Company from time to time. Subject to Execu-tive’s appointment thereto, and without additional compensation, Executive shall hold such other or additional titles and serve, during the Employment Period, in such other or additional capacities to which Executive may be appointed from time to time in the Company and its affiliated compa-nies, provided such titles and additional capacities are consistent with Executive’s above-stated position and duties. Executive may be requested, at the Company’s expense, to reasonably travel in connection with the performance of Executive’s duties.

2. Term. Executive’s employment hereunder shall commence on the date hereof (the “Commencement Date”) and shall continue for a five-year period thereafter (the “Initial Term”), subject to earlier termination exclusively as provided for in Section 6 below, and subject to exten-sion as provided in the following sentence. Following the Initial Term, provided Executive’s em-ployment has not previously been terminated, Executive’s employment hereunder shall automati-cally be extended for successive, additional five-year periods (each a “Renewal Term”), subject to earlier termination exclusively as provided for in Section 6 below. For the purposes of this Agreement, the “Term” at any given time shall mean the Initial Term as it may have been extended by one or more Renewal Terms as of such time (without regard to whether Executive’s employ-ment is terminated prior to the end of such Term), and the “Employment Period” means the period of Executive’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Executive’s termination of employment hereunder).

3. Compensation. During the Employment Period only (unless otherwise expressly provided for herein), Executive shall be entitled to the following compensation and benefits.

3.1 Salary. Executive shall not receive a base salary.

3.2 Restricted Stock. Executive will have the ability to earn up to 250,000 shares of Company’s common stock in restricted stock grants through the Company’s Omnibus Incentive Plan (collectively, the “Restricted Stock Grants”), as adjusted to the extent the number of shares of the Company’s common stock adjusts as a result of any splits, recapitalizations, com-binations or other similar transactions affecting the Company’s common stock prior to termination or exercise without a corresponding increase in the value of the Company (for the avoidance of doubt, adjustments are not meant to protect against anti-dilution that would occur upon the issu-ance of additional shares of Company capital stock whether by reason of grants of equity compen-sation to third parties or as a result of the sale of additional shares of capital stock). Such Restricted Stock Grants shall be earned by Executive in equal amounts (i.e., 20% or 50,000 Restricted Stock Grants) on January 1, 2021 and on January 1 for each of the ensuing four years of employment with the Company, subject to the terms and conditions of the Restricted Stock Grant Agreement annexed hereto as Exhibit A.

3.3 Incentive Restricted Stock. Executive shall be eligible to receive up to an additional 700,000 shares of Company common stock in restricted stock grants (“Incentive Re-stricted Stock Grants”), as adjusted to the extent the number of shares of the Company’s common stock adjusts as a result of any splits, recapitalizations, combinations or other similar transactions affecting the Company’s common stock prior to termination or exercise without a corresponding increase in the value of the Company (for the avoidance of doubt, adjustments are not meant to protect against anti-dilution that would occur upon the issuance of additional shares of Company capital stock whether by reason of grants of equity compensation to third parties or as a result of the sale of additional shares of capital stock), upon achievement by the Company of the following benchmarks: (i) 20%, or 140,000 Incentive Restricted Stock Grants, if Company Revenue for fiscal year 2021 is 10% or greater than Company Revenue for fiscal year 2020 (the “Base Year Reve-nue”); (ii) 20%, or 140,000 Incentive Restricted Stock Grants, if Company Revenue for fiscal year 2022 is 20% or greater than Base Year Revenue; (iii) 20%, or 140,000 Incentive Restricted Stock Grants, if Company Revenue for fiscal year 2023 is 30% or greater than Base Year Revenue; (iv) 20%, or 140,000 Incentive Restricted Stock Grants, if Company Revenue for fiscal year 2024 is 40% or greater than Base Year Revenue; (v) 20%, or 140,000 Incentive Restricted Stock Grants, if Company Revenue for fiscal year 2025 is 50% or greater than Base Year Revenue. These Incen-tive Restricted Stock Grants shall not be sold, transferred, or conveyed for a 12-month period following the date upon which they are earned (each, an “Earning Date”), subject to the terms and conditions of the Restricted Stock Purchase Agreement. If there is a Change of Control during the term of Employment all unearned Restricted Stock Grants and Incentive Restricted Stock Grants shall be deemed to have been earned immediately prior to the Change of Control. A “Change of Control” means the sale of all or substantially all the assets of Company; any merger, consolidation, or acquisition of Company with, by or into another corporation, entity, or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Company in one or more related transactions.

3.4 Benefits. Executive shall not participate in any employee benefit plans, ex-cept as set forth in this Agreement.

3.5 Vacation and Other Paid Time Off. Executive shall not be entitled to paid vacation, or sick days or any other paid time off.

3.6 Appointment to the Board of Directors. The Company and the Board of Directors shall support, advocate and vote Executive to the Board of Directors during the Term.

4. Best Efforts. During the Employment Period, Executive shall (i) in all respects conform to and comply with the lawful directions and instructions given to Executive by the Board of Directors; (ii) devote such of Executive’s business time, energy and skill to Executive’s services under this Agreement as Executive deems necessary and reasonable; (iii) use Executive’s best efforts to promote and serve the interests of the Company and to perform Executive’s duties and obligations hereunder in a diligent, trustworthy, businesslike, efficient and lawful manner; (iv) comply with all applicable laws and regulations, as well as the policies and practices established by the Company from time to time and made applicable to its employees generally or senior exec-utives; and (vi) not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Executive’s obligations and duties to the Company, or creates a potential business or fiduciary conflict with the Company, as reasonably determined by the Company.

5. Reimbursement for Expenses. Executive is authorized to incur reasonable ex-penses in the discharge of the services to be performed hereunder in accordance with the Com-pany’s expense reimbursement policies, as the same may be modified by the Company from time to time in its sole and complete discretion (the “Reimbursement Policies”). Subject to the provi-sions of Section 15.2 below (Section 409A Compliance), the Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expend-itures in accordance with the terms of the Reimbursement Policies.

6. Termination.

6.1 Death. Executive’s employment shall immediately and automatically be terminated upon Executive’s death.

6.2 Disability. The Company may, subject to applicable law, terminate Execu-tive’s employment due to a Disability by providing written notice of such termination and its ef-fective date to Executive. For purposes of this Agreement, “Disability” means a “disability” that Executive shall have been unable, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities hereunder for 120 days out of any 365 day period or for 60 consecutive days. In the event of any question as to the existence, extent or potentiality of Exec-utive’s Disability upon which the Company and Executive cannot agree, such question shall be resolved by a qualified, independent physician mutually agreed to by the Company and Executive, the cost of such examination to be paid by the Company. If the Company and Executive are unable to agree on the selection of such an independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make the determination of whether Executive has a Disability. The written medical opinion of such physician shall be conclusive and binding upon each of the Parties as to whether a Disability exists and the date when such Disability arose. This section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws. Until such termination, Executive shall continue to receive his compensation and benefits hereun-der, reduced by any benefits payable to him under any Company-provided disability insurance policy or plan applicable to him.

6.3 For Cause by the Company. The Company may terminate Executive’s em-ployment for Cause, at any time, upon written notice reasonably describing the nature of such Cause. For purposes of this Agreement, the term “Cause” means (i) a conviction of Executive, or a plea of nolo contendere, to a felony or any crime involving moral turpitude; (ii)(A) willful mis-conduct or (B) gross negligence by Executive resulting, in either case, in material economic harm to the Company or any Related Entity; (iii) a willful continued failure by Executive to carry out the reasonable and lawful directions of the Board of the Company; (iv) fraud, embezzlement or theft by Executive against the Company or any Related Entity; (v) a willful material violation by Executive of a written policy or procedure of the Company to which Executive was provided notice of, resulting, in any case, in material economic harm to the Company or any Related Entity; (vi) a willful material breach by Executive of this Agreement or a material misrepresentation made here-under; (vii) material violation of any federal securities law, rule or regulation or the rule of any securities self-regulatory organization; or (viii) becoming a statutorily disqualified person, as that term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended.

For purposes of this Agreement, Cause shall not be deemed to exist (1) unless, following the initial existence of one of the conditions specified in clauses (ii)(A), (iii), (v) or (vi) above, the Company provides Executive with written notice of the existence of such condition reasonably detailing such grounds giving rise to Cause, and Executive fails to cure such grounds for Cause or remedy the condition to the reasonable satisfaction of the Company within ten (10) days after Executive’s receipt of such notice, if reasonably curable within ten (10) days, or, if not, then within such time as is reasonable under the circumstances, which in no event shall exceed thirty (30) calendar days and (2) pursuant to (iv) above in the event of theft of property of a nominal value so long as Exec-utive remedies the condition, within ten (10) days after Executive’s receipt of notice from the Company, by compensating the Company or any Related Entity for the loss incurred as a result of such theft. For purposes hereof, “Related Entity” means any parent, subsidiary, or affiliate of the Company or a Person or entity with common ownership as any such entity.

Notwithstanding the foregoing, notice and an opportunity to cure an event giving rise to Cause shall not be required for any event that is the same event that was the subject of a prior notice to cure. Executive’s date of termination in the event Executive’s employment is terminated for Cause shall be the date on which Executive is given notice of termination under this Section 6.3, except, if a notice period is required, Executive’s date of termination shall be upon the expiration of said notice period if Executive fails to previously cure the grounds giving rise to Cause.

6.4 Without Cause or Executive Resignation without Good Reason. The Com-pany may terminate Executive’s employment without Cause, at any time, with 30 days’ prior writ-ten notice, in its sole and complete discretion, by providing written notice of such termination and its effective date to Executive. Likewise, Executive may resign Executive’s employment without Good Reason (as defined below) upon at least thirty (30) days prior written notice to the Company without any liability. The Company may waive any such notice period, and during any such notice period, Executive shall perform any duties and responsibilities the Board reasonably requests of Executive consistent with the provisions of Section 1 hereof. Termination of Executive’s employ-ment without Cause by the Company or a resignation by Executive without Good Reason shall not include termination of Executive’s employment due to Executive’s death or Disability or upon expiration of the Term as provided for in Section 6.6 below.

6.5 Termination by Executive for Good Reason. Executive may terminate the Term of Employment for Good Reason upon written notice to the Company. In the event that the Term of Employment is terminated by Executive for Good Reason, Executive shall be entitled to the same payments and benefits as provided in Section 6.4 above for a termination without Cause. “Good Reason” means the occurrence of any action or inaction that constitutes a material breach by the Company of this Agreement. For purposes of this Agreement, Good Reason shall not be deemed to exist unless following the initial existence of a material breach by the Company of this Agreement, Executive provides the Company with written notice of the basis of the claim for Good Reason within thirty (30) days after the initial existence of the claim for Good Reason, the Com-pany fails to remedy the condition within thirty (30) days after its receipt of such notice, and Ex-ecutive’s termination of employment for Good Reason occurs within thirty (30) days after the Company fails to so remedy the condition.

6.6 Expiration of the Term. Provided Executive’s employment has not been previously terminated pursuant to the terms hereof, Executive’s employment shall be terminated upon the expiration of the then current Term if one Party provides notice to the other of its decision not to renew this Agreement upon the expiration of the then current Term (“Notice of Non-Re-newal”). A Notice of Non-Renewal by Executive shall be effective only if it is provided to the Company at least thirty (30) days prior to the end of the then current Term.

6.7 Resignation from Other Positions. Upon termination of Executive’s em-ployment for any reason, Executive shall, upon request of the Company, immediately be deemed to have resigned from all boards, offices and appointments held by Executive in or on behalf of the Company. In furtherance hereof, upon Executive’s termination of employment, Executive, at the direction of the Board, shall immediately submit to the Company letter(s) of resignation for any such boards, offices, and appointments. If Executive fails to tender such letter(s) of resigna-tion, then the governing body or person with respect to such boards, offices and appointments will be empowered to remove Executive from such boards, offices, and appointments.

7. Effect of Termination of Employment.

7.1 Generally. In the event Executive’s employment with the Company termi-nates, Executive shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as otherwise provided by this Section 7, in Section 11 below, in any separate written agreement between Executive and the Company or as may be required by law. In the event Executive’s employment with the Company is terminated for any reason, Executive shall receive the following (collectively, the “Accrued Obligations”): (i) Executive’s earned restricted stock through and including the effective date of Executive’s ter-mination of employment (the “Termination Date”); (ii) payment of any vested benefit due and owing under any employee benefit plan, policy or program pursuant to the terms of such plan, policy or program; and (iii) payment for unreimbursed business expenses subject to, and in ac-cordance with, the terms of Section 5 above, which payment shall be made within 30 days after Executive submits the applicable supporting documentation to the Company, and in any event no later than on or before the last day of Executive’s taxable year following the year in which the expense was incurred.

7.2 Severance Benefits. In the event that Executive’s employment is terminated by the Company (i) pursuant to Section 6.4 above (without Cause) or (ii) following a Change of Control, or if Executive terminates his employment pursuant to Section 6.5 (for Good Reason), in addition to the Accrued Obligations, Executive shall be entitled to receive severance benefits (the “Severance Benefits”), subject to and in accordance with the terms of this Section 7.2.

(a) Benefits. The Severance Benefits shall consist of the payments and benefits provided by this Section 7.2(a).

(i) Executive shall receive immediate vesting of unvested equity awards to the extent they would have become vested during the Term, and

(ii) Executive shall be deemed to have immediately earned all unearned restricted stock grant awards to the extent they would have become earned during the Term.

(b) Survival. This Section 7 shall survive the termination of this Agree-ment and Executive’s engagement hereunder.

8. Confidentiality, Non-Solicitation and Non-Competition.

8.1 Representations and Acknowledgements. For purposes of Sections 8-11 and 13 hereof, the term “Company” shall refer to not only the Company, but also, jointly and severally, any entity, directly or indirectly, through one or more intermediaries, controlled by, in control of, or under common control with, the Company (collectively, “Company Affiliates”). Executive acknowledges and agrees that: (i) among the most valuable and indispensable assets of the Company are its Confidential Information (defined below) and close relationships with its Suppliers (defined below, which includes, without limitation, employees), which the Company has devoted and continues to devote a substantial amount of time, money and other resources to de-velop; (ii) in connection with Executive’s employment with the Company, Executive will be ex-posed to and acquire the Company’s Confidential Information and develop, at the Company’s ex-pense and support, special and close relationships with the Company’s Suppliers; (iii) the Com-pany’s Confidential Information and close Supplier relationships must be protected; (iv) this Sec-tion 8 is a material provision of this Agreement and the Company would not engage Executive hereunder but for the promises and acknowledgements that Executive makes in this Section 8; (v) to the extent required by law, the covenants in this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restricted and that such covenants do not impose a greater restraint on Executive than is necessary to protect the Company’s Confidential Information, close Supplier relationships and other legitimate business interests; (vi) Executive’s compliance with such covenants will not inhibit Executive from earning a living or from working in Executive’s chosen profession; and (vii) any breach of such covenants will result in the Com-pany being placed at an unfair competitive disadvantage and cause the Company serious and ir-reparable harm to its business.

8.2 Confidential Information.

(a) Protection of Confidential Information. During the Employment Period and at all times thereafter, Executive will not, except to the extent necessary to perform Executive’s duties hereunder or as required by law, directly or indirectly, use or disclose to any third person, without the prior written consent of the Company, any Confidential Information (de-fined 8.2(b) below) of the Company. If it is necessary for Executive to use or disclose Confidential Information so as to comply with any law, rule, regulations, court order, subpoena or other gov-ernmental mandate or investigation, Executive shall give prompt written notice to the Company of such requirement (to the extent legally permissible), disclose no more information than is so re-quired, and cooperate with any attempts by the Company to obtain a protective order or similar treatment. In the event that the Company is bound by a confidentiality agreement or understanding with a customer, vendor, supplier or other party regarding the confidential information of such customer, vendor, supplier or other party, which is more restrictive than specified above in this Section 8.2, and of which Executive has notice or is aware, Executive shall adhere to the provisions of such other confidentiality agreement, in addition to those of this Section 8.2. Executive shall exercise reasonable care to protect all Confidential Information. Executive will immediately give notice to the Company of any unauthorized use or disclosure of Confidential Information. Exec-utive hereby represents and warrants that it shall assist the Company in remedying any such unau-thorized use or disclosure of Confidential Information.

(b) Confidential Information Defined. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regard-ing the Company, its business or properties that the Company has furnished or furnishes to Exec-utive, whether before or after the date of this Agreement, or is or becomes available to Executive by virtue of Executive’s employment with the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all such information generated by Executive that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. Confidential Information includes, without limitation, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including employee skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the Company, formulae or any other information relating to the Company’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elabora-tions, modifications and adaptations thereof. For the avoidance of doubt, Executive acknowledges and agrees that Confidential Information protected under this Agreement includes information re-garding pay, bonuses, benefits and perquisites offered to or received by employees of the Com-pany, as well as non-public information regarding the unique and special skills of specific employ-ees and how such skills are valuable and integral to the Company’s operations. Notwithstanding the foregoing, Confidential Information shall not include any information (i) that is generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (ii) that is made available to Executive by a third party without that party’s breach of any confi-dentiality obligation; or (iii) which was developed by Executive outside or independent of Execu-tive’s performance of Executive’s obligation to render services on behalf of the Company.

(c) Immunity for Certain Limited Disclosures. Executive acknowl-edges that Executive has been notified in accordance with the federal Uniform Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Permitted Disclosures. Executive also acknowledges that nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

9. Intellectual Property. The Company’s Proprietary Rights. Executive acknowl-edges and agrees that all Intellectual Property (defined below) created, made or conceived by Ex-ecutive (solely or jointly) during Executive’s employment by the Company (regardless of whether such Intellectual Property was created, conceived or produced during Executive’s regular work hours or at any other time) that relates to the actual or anticipated businesses of the Company or results from or is suggested by any work performed by employees or independent contractors for or on behalf of the Company (“Company Intellectual Property”) shall be deemed “work for hire” and shall be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever as soon as Executive conceives or develops such Company Intellectual Prop-erty, and Executive hereby agrees that its assigns, executors, heirs, administrators or personal rep-resentatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. If for any reason such Company Intellectual Property is not deemed to be “work-for-hire,” then Executive hereby irrevocably and unconditionally assigns all rights, title, and interest in such Company Intellectual Property to the Company and agrees that the Company is under no further obligation, monetary or otherwise, to Executive for such assign-ment. Executive also hereby waives all claims to any moral rights or other special rights that Executive may have or may accrue in any Company Intellectual Property. To the extent that any such moral rights or other special rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all such rights, including, without limitation, any limita-tion on subsequent modification, to the extent permitted under applicable law. Executive shall promptly disclose in writing to the Company the existence of any and all Company Intellectual Property. As used in this Agreement, "Intellectual Property" shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, com-puter processes, computer and other applications, creations and properties, Confidential Infor-mation and any other patents, inventions or works of creative authorship.

10. Non-Disparagement. Executive agrees not to, knowingly and intentionally, make any disparaging remark or send any disparaging communication on any date which is reasonably expected to result in, or does result in, damage to (i) the reputation of the Company on such date or (ii) the reputation of (A) the business, officers and directors of the Company on such date or (B) the employees of the Company on the date of this Agreement but only for so long as an employee remains an employee of the Company. The Company agrees not to, knowingly and intentionally, make any disparaging remarks or send any disparaging communications by press release or other formal communication or take any other action, directly or indirectly, with respect to Executive which is reasonably expected to result in, or does result in, damage to Executive’s reputation (it being understood that comments or actions by an individual will not be treated as comments or actions by the Company unless such individual is an officer or director of the Company or other-wise has both the authority to act, and is acting, on behalf of the Company with respect to such comments or actions). This Section does not apply to (i) truthful statements made in connection with legal proceedings, governmental and regulatory investigations and actions; (ii) any other truthful statement or disclosure required by law; or (iii) business-related intra-Company commu-nications or to the Company’s communications with its shareholders, investors, auditors and/or legal advisors.

11. Cooperation. During and after the Employment Period, Executive shall assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company will reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this Section 11, and, to the extent legally permitted, shall compensate Executive for all non-de minimis time spent by Executive fulfilling his obligations under this Section 11, at the rate of $500 per hour. Notwithstanding the foregoing, this Section shall not be applicable to any claim by the Company against Executive or by Executive against the Company.

12. Company Property. Executive agrees that all Confidential Information, trade se-crets, drawings, designs, reports, computer programs or data, books, handbooks, manuals, files (electronic or otherwise), computerized storage media, papers, memoranda, letters, notes, photo-graphs, facsimile, software, computers, smart phones and other documents (electronic or other-wise), materials and equipment of any kind that Executive has acquired or will acquire during the course of Executive’s employment with the Company are and remain the property of the Company. Upon termination of employment with the Company, or sooner if requested by the Company, Ex-ecutive agrees to return all such documents, materials and records to the Company and not to make or take copies of the same without the prior written consent of the Company. With regard to such documents, materials and records in electronic form, Executive shall first provide a copy to Com-pany, and then irretrievably delete such electronic information from her electronic devices and accounts, including but not limited to computers, phones, personal email accounts, cloud storage accounts, and removable storage media. Executive agrees to provide the Company access to Ex-ecutive’s system as reasonably requested to verify that the necessary copying and/or deletion is completed. Executive acknowledges and agrees that any property situated on the Company’s prem-ises and owned by the Company, including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of the Company at any time with or without notice. Notwithstanding anything in this Agreement to the contrary, (x) Executive’s personal prop-erty, general industry knowledge, awards, and personal memoirs do not constitute trade secrets or Confidential Information, and are and shall remain Executive’s sole and exclusive property, and (y) Executive shall be entitled to retain, following Executive’s termination of employment, infor-mation showing Executive’s compensation or relating to reimbursement of business expenses in-curred by Executive, and copies of this Agreement and any Company benefit programs in which Executive participated; provided, however, that Executive acknowledges and agrees that Execu-tive shall not disclose the documents referenced in this clause (y) except to Executive’s represent-atives who have a need to know such information.

13. Injunctive Relief and Other Remedies. Executive acknowledges that a breach of Sections 8 through 11 of this Agreement will result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary and/or permanent injunc-tion, without the necessity of posting a bond or of proving irreparable harm or injury as a result of such breach or threatened breach of Sections 8 through 11, restraining Executive from engaging in activities prohibited by Sections 8 through 11 and such other relief as may be required specifi-cally to enforce any of the provisions in Sections 8 through 11. Executive further agrees that, if Executive breaches any of the provisions in Sections 8 through 11 of this Agreement, to the extent permitted by law, Executive shall (i) forfeit Executive’s right to receive the balance of any com-pensation and/or benefits due Executive under this Agreement; (ii) pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Ex-ecutive as the result of any action or transaction constituting a breach of any provision thereof; and (iii) pay over to the Company all costs and expenses incurred by the Company resulting from Executive’s breach (including, without limitation, reasonable attorneys’ fees and expenses in deal-ing with Executive’s breach or any suits or actions with regard thereto) and for all damages (com-pensatory, along with punitive) that may be awarded in connection therewith. The provisions of this section shall not limit any other remedies available to the Company as a result of a breach of the provisions of this Agreement or otherwise. Additionally, each of the covenants and restrictions to which Executive is subject under this Agreement, including, without limitation those in Section 8 above, shall each be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

14. Indemnification and Liability Insurance.

14.1 The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attor-neys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threat-ened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than a Proceeding by or in the right of the Company) and to which Executive was or is a party or is threatened to be made a party by reason of the fact that Executive is or was an officer, employee or agent of the Company or a Company Affiliate, or by reason of anything done or not done by Executive in any such capacity or capacities, provided that Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company and the Company Affiliates, and, with respect to any criminal action or proceeding, had no reasonable cause to believe it or his conduct was unlawful. The Company also shall pay any and all expenses (including reasonable attorney’s fees) incurred by Executive as a result of Executive being called as a witness in connection with any matter involving the Company, the Company Affiliates and/or any of their respective officers or directors, provided that the Com-pany shall not be obligated to pay for any such attorney’s fees if there is no appreciable risk of liability to Executive as a result of serving as such a witness, provided further that, in such event, the Company (at its expense) will provide Executive with reasonable access to the Company’s legal counsel for the sole purpose of advising Executive in connection Executive’s serving as such a witness.

14.2 The Company shall pay any expenses (including attorneys’ fees), judg-ments, penalties, fines, settlements, and other liabilities incurred by Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section in advance of the final disposition of such action, suit or proceeding, as such expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities come due. The Company shall promptly pay the amount of such expenses to Executive, but in no event later than ten (10) days following Executive’s delivery to the Company of a written request for an advance pursuant to this Section, together with a reasonable accounting of such expenses.

14.3 Executive hereby undertakes and agree to repay to the Company any ad-vances made pursuant to this Section within ten (10) days after an ultimate finding that Executive is not entitled to be indemnified by the Company for such amounts.

14.4 The Company shall make the advances contemplated by this Section Error! Reference source not found.regardless of Executive’s financial ability to make repayment, and regardless whether indemnification of Executive by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section shall be unsecured and interest-free.

14.5 The Company covenants to maintain during Executive's employment for the benefit of Executive (in his capacity as an officer and/or director of the Company) Directors and Officers Insurance providing benefits to Executive no less favorable, taken as a whole, than the benefits provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof.

14.6 The provisions of this Section 14 shall survive the termination of the Term or expiration of the term of this Agreement.

15. Miscellaneous Provisions.

15.1 IRCA Compliance. This Agreement, and Executive’s employment with the Company, is conditioned on Executive’s establishing Executive’s identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA).

15.2 Section 409A Compliance. Unless otherwise expressly provided, any pay-ment of compensation by Company to Executive, whether pursuant to this Agreement or other-wise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such pay-ment vests (i.e., is not subject to a “substantial risk of forfeiture”) for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agree-ment, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such pay-ments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or as-sign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A, including a six (6) month delay of termination payments made to specified employees of a public company, to the extent then applicable. Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) oc-curs shall commence payment only in such following calendar year as necessary to comply with Section 409A. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimburse-ment or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwith-standing anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

15.3 Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representa-tives of Executive, and shall inure to the benefit of and be binding upon the Company, the Com-pany Affiliates and their successors and assigns, but the obligations of Executive are personal services and may not be delegated or assigned. Executive shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Executive’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Further, in the event Executive becomes employed by a parent, subsidiary or other affiliate of the Company, this Agreement shall thereupon automatically be assigned to such parent, subsidiary or other affiliate and Executive consents to be bound by the provisions of this Agreement for the benefit of the Company and/or any such parent, subsidiary or other affiliate of the Company without the neces-sity that this Agreement be re-signed at the time of such transfer.

15.4 Right of Set-Off. To the extent permitted by applicable law, the Company may at any time offset against any amounts owed to Executive hereunder or otherwise due or to become due to Executive, or anyone claiming through or under Executive, any debt or debts due or to become due from Executive to the Company.

15.5 Severability and Blue Penciling. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if any court determines that any covenant in this Agreement, is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities by the minimum amount so as to make the covenant, in its modified form, enforceable.

15.6 Choice of Law and Forum; Attorneys’ Fees. This Agreement shall be in-terpreted and enforced in accordance with the laws of the State of Florida, without regard to its conflict-of-law principles. The Parties agree that any dispute concerning or arising out of this Agreement or Executive’s employment hereunder (or termination thereof) shall be litigated exclu-sively in an appropriate state or federal court in or closest to Broward County, Florida and hereby consent, and waive any objection, to the jurisdiction of any such court. In the event a litigation or other legal proceeding is commenced to resolve any such dispute, the prevailing party in such litigation or proceeding shall be entitled to recover from the non-prevailing party all of its costs, charges, disbursements and fees (including reasonable attorneys’ fees) incurred in connection with such litigation or proceeding and the underlying dispute.

15.7 Mutual Waiver of Jury Trial. To the extent that any dispute between Exec-utive and the Company is not mediated and is, instead, heard in a court action or proceeding, Executive and the Company each hereby waive the right to trial by jury in any action or proceed-ing, regardless of the subject matter, between them, including, without limitation, any action or proceeding based upon, arising out of, or in any way relating to this Agreement and all matters concerning Executive’s employment with the Company (or the termination thereof). Executive and the Company further agree that either of them may file a copy of this Agreement with any court as written evidence of the knowing, voluntary, and bargained agreement between Executive and the Company to irrevocably waive trial by jury, and that any dispute or controversy whatsoever between Executive and the Company shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

15.8 Mediation. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by a mediation administered by a mutually agreed upon mediator. The cost of mediation shall be shared equally by both parties. Any judg-ment on the award rendered by the mediator(s) may be entered in any court having jurisdiction thereof. During any mediation related to the Agreement, the parties shall continue to perform their respective obligations under this Agreement.

15.9 Notices.

(a) Any notice or other communication under this Agreement shall be in writing and shall be delivered by hand, email, facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i) If to Executive, to Executive’s address on the books and rec-ords of the Company.

(ii) If to the Company, to 105 US Highway 1, North Palm Beach, FL 33408, or at such other mailing address, email address or facsimile number as it may have furnished in writing to Executive.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand or email, on the date of such delivery; if by facsimile, on the date of such delivery if receipt on such day is confirmed and, if not so confirmed, on the next business day; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

15.10 Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond termination of Executive’s employment here-under, including without limitation Sections 8-13 and 15 hereof, shall survive the termination of this Agreement and of Executive’s employment hereunder for any reason.

15.11 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambi-guity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

15.12 Further Assurances. The Parties will execute and deliver such further doc-uments and instruments and will take all other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

15.13 Voluntary and Knowing Execution of Agreement. Executive acknowledges that (i) Executive has had the opportunity to consult an attorney regarding the terms and conditions of this Agreement before executing it, (ii) Executive fully understands the terms of this Agreement including, without limitation, the significance and consequences of the post-employment restric-tive covenants in Section 8 above, and (iii) Executive is executing this Agreement voluntarily, knowingly, and willingly and without duress.

15.14 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties concerning the subject matter hereof, and it supersedes all prior negotia-tions, discussions, correspondence, communications, understandings, and agreements regarding such subject matter. Each Party acknowledges and agrees that such Party is not relying on, and may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

15.15 Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or cancelled, and the terms hereof may be waived, only by a written instru-ment signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compli-ance. Any such signature of the Company must be by an authorized signatory for the Company. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15.16 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which when taken together shall constitute one and the same document. This Agreement may be executed by original signature, and/or signature originally signed by hand but transmitted via email (e.g., by scanned .PDF) or facsimile, and by electronic signature technology (e.g., DocuSign), which signature shall be considered as valid and binding as an original signature and delivery of such executed counterpart signature page by elec-tronic signature technology, facsimile or email shall be as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement. The parties hereby waive any defenses to the enforcement of the terms of this Agreement based on such electronic, faxed or emailed signatures.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

/s/ Ophir Sternberg
Ophir Sternberg

BURGERFI INTERNATIONAL, INC.

By:	/s/ Julio Ramirez
Julio Ramirez, Chief Executive Officer

[Signature page to Employment Agreement.]

EXHIBIT A

RESTRICTED STOCK GRANT AGREEMENT